Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of International Shipholding Corporation for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated March 15, 2010 (except for Note K, as to which the date is October 12, 2010) with respect to the consolidated financial statements of International Shipholding Corporation, included in the Current Report (Form 8-K) of International Shipholding Corporation dated October 13, 2010, and March 15, 2010 with respect to the financial statement schedule and the effectiveness of internal control over financial reporting of International Shipholding Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 12, 2010